Exhibit 10.30.1

FIRST AMENDMENT TO
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

The First Amendment to Amended and Restated Executive Employment Agreement is made this 29th day of December, 2008, by and between Standard Parking Corporation, a Delaware corporation (the “Company”), and Gerad M. Klaisle (the “Executive”).

RECITALS

A.  The Executive and Standard Parking Corporation, a Delaware corporation (the Company), previously executed a certain Amended and Restated Executive Employment Agreement dated as of March 17, 2005 (the “Original Employment Agreement”).

B.  The Company and Executive desire to amend the Agreement in order, among other things, to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the final regulations and guidance promulgated thereunder.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:

1.	Paragraph 3(b) of the Agreement shall be amended to read, in its entirety as so amended, as follows:

“(b) Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for peer executives of the Company (the “Annual Bonus Program”). The Annual Bonus will be paid in the calendar year immediately following the year for which it is earned, no later than March 15 of such year. The Executive’s target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be determined in accordance with the terms of the Annual Bonus Program.”

2.	Paragraph 5(c) of the Agreement shall be amended to add the following sentence to the end thereof:

“The Annual Base Salary and bonus payments to be made hereunder shall be made as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above.”

3.	A new paragraph 17 shall be added to the Agreement to read as follows:

“17 Compliance with Section 409A. Payments under paragraphs 5 and 6 shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Code. Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code, any payments described in paragraph 5 or paragraph 6 shall be delayed for a period of six (6) months following the Executive’s separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code, and shall thereafter be paid for the duration set forth in paragraph 5 or paragraph 6.”

4.    Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment as of the day and year first above written.

	COMPANY:	EXECUTIVE:

STANDARD PARKING CORPORATION, a Delaware corporation

By:	/s/ James A. Wilhelm James A. Wilhelm President and Chief Executive Officer	/s/ Gerard M. Klaisle Gerard M. Klaisle